Exhibit 10.3

EXECUTION COPY

XL Capital Ltd
XL Insurance (Bermuda) Ltd
XL Re Ltd
XL House
One Bermudiana Road
Hamilton HM 11 Bermuda

X.L. America, Inc.
Seaview House
70 Seaview Avenue
Stamford, Connecticut 06902

Re:   Offer, dated as of April 12, 2004 for a U.S. $50,000,000 Committed Line of Credit

Ladies and Gentlemen:

1.   Introduction:

Credit Lyonnais New York Branch (“Lender”) is pleased to offer XL Capital Ltd, a company incorporated under the laws of the Cayman Islands, (“XL Capital”), X.L. America, Inc., a Delaware corporation (“XL America”), XL Insurance (Bermuda) Ltd, a Bermuda limited liability company (“XL Insurance”) and XL Re Ltd, a Bermuda limited liability company (“XL Re”, together with XL Capital, XL America and XL Insurance, each an “Account Party” and, together, the “Account Parties”), a committed line of credit for the issuance of standby letters of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) on and subject to the terms and conditions hereof and of the other Credit Documents (as defined in Section 2); provided, however, that the sum of the aggregate amount of Letters of Credit outstanding at any time shall not exceed U.S. $50,000,000 (the “Commitment”).

Upon execution hereof by the Account Parties and the satisfaction of the conditions to effectiveness set forth herein, this Agreement shall become effective and shall remain in effect until the earlier of July 31, 2004 and the date of termination hereof by Lender pursuant to the terms hereof (such earlier date, the “Expiration Date”). Any obligations of Account Parties incurred pursuant to this Agreement and any Application in respect of any issued and outstanding Letter of Credit shall survive the termination or expiration hereof.

NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, IT IS HEREBY AGREED THAT SO LONG AS ANY LETTER OF CREDIT ISSUED PURSUANT TO THE TERMS HEREOF OR ANY APPLICATION REMAINS OUTSTANDING, THE EVENTS OF DEFAULT SPECIFIED HEREIN SHALL REMAIN EFFECTIVE AND SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND THE LENDER SHALL BE ENTITLED TO EXERCISE ANY AND ALL REMEDIES IN RESPECT THEREOF.

2.   Definitions:

As used herein and in the other Credit Documents, the following terms have the following meanings:

“Account Party” and “Account Parties”: as defined in Section 1 hereof.

“Agreement”: this Offer, as amended, supplemented, extended or otherwise modified from time to time.

“Application”: an application, in the form attached hereto as Exhibit A, requesting Lender to issue a Letter of Credit.

“Base Rate”: as determined by Lender on a daily basis, the higher of (a) the rate per annum established by Lender from time to time as the reference rate for short-term commercial loans in U.S. dollars to domestic corporate borrowers (which Account Parties acknowledge is not necessarily Lender’s lowest rate) and (b) the overnight cost of funds of Lender as determined solely by Lender plus 1/4 of 1% per annum.

“Business Day”: any day, other than a Saturday or Sunday or legal holiday under the laws of the State of New York, Bermuda or the Cayman Islands, on which commercial banks generally are open for business in New York, New York, Bermuda and the Cayman Islands.

“Change in Law”: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Government Authority or (c) any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued.

“Change of Control”: XL Capital shall cease to own, directly or indirectly, 100% of the economic and voting interests in each of XL America, XL Insurance and XL Re, free and clear of any Lien.

“Collateral Account”: as defined in Section 10.

“Contingent Obligation”: as to any Person, any guarantee of payment by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Covered Taxes”: all Taxes, other than Excluded Taxes, that are imposed on the Lender with respect to any payment made by any Account Party hereunder.

“Credit Documents”: this Agreement and any Application.

“Default”: any Event of Default or any condition or event which, after the giving of notice, the lapse of time, or both, or any other condition, would, unless cured or waived, become an Event of Default.

“Event of Default”: as defined in Section 10.

“Excluded Taxes”: with respect to the Lender or any other recipient of a payment from any Account Party hereunder, (i) Taxes imposed on (or measured by) net income, net profits or overall gross receipts (including, without limitation, branch profits taxes) by any jurisdiction under the laws of which such recipient is organized, in which such recipient has an office or with respect to which such recipient has any other connection (other than a connection deemed to arise solely by reason of the recipient’s being a party to this Agreement or receiving a payment under this Agreement, or the recipient’s enforcement of its rights or exercise of its remedies under this Agreement), (ii) any Tax that is not imposed solely as a result of a Change in Law formally announced after the date hereof and (iii) any Tax that is attributable to the recipient’s failure to comply with Section 6(iii).

“Existing Credit Agreement”: that certain 364-Day Credit Agreement dated as of June 25, 2003, as the same may be amended, modified or supplemented from time to time, among, inter alia, the Account Parties, XL Europe Ltd, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent.

“Expiration Date”: as defined in Section 1.

“GAAP”: generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 9; provided that, if XL Capital notifies the Lender that the Account Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Lender notifies the Account Parties that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended herewith.

“Indemnified Liabilities”: as defined in Section 13.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit for which Lender has not then been reimbursed.

“Lender”: as defined in Section 1.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations or condition (financial or otherwise) of any Account Party and its Subsidiaries taken as a whole or (b) the ability of such Account Party to perform its payment or other material obligations under any Credit Document.

“Maturity Date”: in respect of any Letter of Credit, July 31, 2005 or such earlier date as the L/C Obligations shall mature, whether by reason of acceleration or otherwise.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Reimbursement Amounts”: as defined in Section 5.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, restriction or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, any federal, state or local environmental and employee benefit laws and regulations), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., (or any successor entity thereto).

“SAP”: as to each Account Party and each Subsidiary that offers insurance products, the statutory accounting practices prescribed or permitted by the relevant Governmental Authority for such Account Party’s or such Subsidiary’s domicile for the preparation of its financial statements and other reports by insurance corporations of the same type as such Account Party or such Subsidiary in effect on the date such statements or reports are to be prepared; provided that, if XL Capital notifies the Lender that the Account Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Lender notifies the Account Parties that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended herewith.

“Subsidiary”: as to any Person (the “Parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect the board of directors of such corporation, partnership or other entity are at the time owned, directly or indirectly, by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Account Party.

“Taxes”: all present and future taxes, levies, deductions, imposts, charges or withholdings, imposed by any Governmental Authority.

“Usage Fee”: as defined in Section 4.

“Used Amount”: the aggregate face amount of all Letters of Credit issued pursuant to the terms hereof, whether drawn or undrawn.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Existing Credit Agreement, including, without limitation, for purposes of calculating, and measuring compliance with, the covenants under Section 9(vi) hereof.

3.   Issuance:

Promptly upon the written request by Account Party for a utilization hereunder (which request must be received by Lender prior to 10:00 A.M. (New York time) on the Business Day immediately preceding the proposed date of such utilization (which must be a Business Day prior to the Expiration Date), Lender shall, subject to the terms and conditions hereof, honor such request. In lieu of delivering such written notice, such Account Party may give Lender telephonic notice of any proposed utilization by the time required herein if it confirms such notice by delivery to Lender of written notice promptly (but in no event later than the date on which such utilization is requested to be made).

4.   Terms of Letters of Credit:

Each Letter of Credit (a) shall be governed by the provisions hereof and of the relevant Application and (b) shall expire on a Business Day no later than one year after the date of its issuance; provided, however, that no Letter of Credit shall expire later than the Maturity Date. Account Parties shall pay to Lender (i) a facility fee equal to 0.06% per annum, calculated on the entire Commitment and (ii) a usage fee (the “ Usage Fee”) equal to the product of (x) the Used Amount and (y) 0.365% per annum, in each case, payable quarterly, in arrears, beginning with the first such quarter following the effective date of this Agreement. In addition, Account Parties shall pay to Lender a non-refundable (a) issuance fee with respect to each Letter of Credit in the amount of $200, payable in advance on the date of issuance of such Letter of Credit and (b) amendment fee with respect to each amendment to any Letter of Credit in the amount of $100, payable in advance on the date of such amendment. In the event of an inconsistency between this Agreement and the Application, this Agreement shall control. In furtherance of the foregoing, it is understood and agreed that notwithstanding anything to the contrary contained in the first sentence of paragraph 7 of each Application, the Credit (as therein defined) shall be governed by the U.C.P. (as therein defined).

5.   Overdue Amounts:

Amounts due in respect of drawings under Letters of Credit (“Reimbursement Amounts)”, interest (to the extent permitted by law) and other amounts due hereunder or under any other Credit Document that are not paid on the date when due shall bear interest (before as well as after judgment) payable on demand at 2% over the Base Rate from and including the date when such payment was due to, but excluding, the date of receipt of payment.

6.   Calculations; Payments:

                        (i) All calculations of interest hereunder shall be made on the basis of a 360-day year for the actual number of days elapsed. All payments of Reimbursement Amounts, interest or other amounts due under the Credit Documents shall be made without set-off, counterclaim or any other deduction no later than 11:00 A.M. (New York time) two (2) Business Days after notice from the Lender that such Reimbursement Amounts are due in immediately available funds at the offices of Lender for its account. If any such payment falls due on a day which is not a Business Day, the date of payment shall be the next succeeding Business Day.

                        (ii) Any and all payments to the Lender by Account Parties under the Credit Documents shall be made free and clear of any Covered Taxes unless an Account party is required to deduct Covered Taxes. If an Account Party shall be required by law to deduct any Covered Taxes from or in respect of any sum payable under the Credit Documents to the Lender, (a) such Account Party shall forthwith pay to the Lender such additional amounts as may be necessary so that after making all required deductions for Covered Taxes the Lender receives an amount equal to the sum it would have received had no such deductions been made and (b) such Account Party shall make such deductions and shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law. Account Parties shall, upon request, provide appropriate documentation, including receipts, evidencing payment by Account Parties of any such Covered Taxes. If the Lender determines in good faith that it has received a refund in respect of any Covered Taxes or with respect to which any Account Party has paid additional amounts pursuant to this Section 6, the Lender shall promptly after the date of such receipt pay over the amount of such refund to such Account Party (but only to the extent of additional amounts paid by the Account Party under this Section 6 with respect to the Covered Taxes giving rise to such refund), net of all reasonable expenses of the Lender (including additional Taxes attributable to such refund, as determined in good faith by the Lender) and without interest (other than interest, if any, paid by the relevant taxing authority with respect to such refund). Any Account Party shall, upon demand, repay to the Lender any amount paid over to such Account Party by the Lender in the event the Lender is required to repay any portion of such refund to such taxing authority. Nothing in this Section 6 shall entitle any Account Party to have access to the records of the Lender, including, without limitation, tax returns.

                        (iii) To the extent it is legally entitled to do so, the Lender shall from time to time, at the written request of any Account Party, provide to such Account Party such form, certification or similar documentation, if any (each duly completed, accurate and signed) as is required by any jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction, or withholding of Covered Taxes to which the Lender is entitled pursuant to an applicable tax treaty or other applicable law.

                        (iv) An assignee of the Lender or subsequent assignee shall not be entitled to any greater additional amounts under this Section 6 than such assignee’s assignor would have been entitled to absent such assignment (determined taking into account the provisions of this Section 6) except to the extent that the entitlement to greater additional amounts resulted solely from a Change in Law formally announced after the date on which such assignee became an assignee hereunder.

The obligations of Account Parties under this Section 6 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

7.   Increased Costs:

In the event of the introduction of, or any change in, any applicable law, rule, regulation or official directive (whether or not having the force of law), or in the interpretation or application thereof by any Governmental Authority after the date hereof which results in an increase in the cost to Lender of making or maintaining, or which reduces the rate of return on capital of Lender as a consequence of its obligations with respect to, Letters of Credit by reason of reserve, capital adequacy or similar requirements, or which results in a reduction of amounts otherwise receivable by Lender from Account Parties of Reimbursement Amounts, interest or other fees and charges hereunder and thereunder by reason of any tax (other than tax on the overall net income of Lender), levy, impost, fee, charge, withholding or similar requirements of any kind, Account Parties will pay to Lender upon demand an amount equal to such actual increased cost or reduction; provided that this Section 7 shall not apply to Taxes, which shall be governed exclusively by Section 6 hereof. If an Account Party becomes liable for the payment of any additional amounts by reason of the immediately preceding sentence, it may avoid further liability for such additional amounts by seeking and obtaining replacements of such Letters of Credit from other financial institutions satisfactory to Lender which fully cancel all obligations of Lender under such Letters of Credit (which shall thereupon be promptly returned to Lender) and the relevant Application and paying to Lender in full on the date of replacement all Reimbursement Amounts, interest, fees and other amounts or charges due relating to such obligations. The obligations of Account Parties under this Section 7 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

8.   Representations and Warranties:

Each Account Party represents and warrants as of the date hereof and as of the date that each Letter of Credit is issued that:

                        (i) (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization, (b) it is in good standing therein, (c) it is duly qualified to transact business in all jurisdictions where such qualification is necessary or required, (d) no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Credit Documents and (e) it has the corporate power and authority to execute and deliver the Credit Documents and all documents, instruments and agreements related thereto and perform the transactions and agreements contemplated thereby;

                        (ii) the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate action;

                        (iii) this Agreement and any Application have been duly executed and delivered by it, and constitute the legal, valid and binding obligations of such Account Party enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

                        (iv) it is not in default under any agreement to which it is a party or by which its assets or properties are bound and the execution and delivery of, and the performance by it under, the Credit Documents do not and will not contravene any Requirement of Law, nor result in a breach or default under any agreement to which it is a party or by which its assets or properties are bound;

                        (v) there are no actions, suits or proceedings of any kind pending or, to the knowledge of such Account Party, threatened against such Account Party or its assets or properties which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                        (vi) XL Capital has heretofore furnished to Lender (a) its audited consolidated balance sheet for it and its consolidated Subsidiaries (other than XL America) and the related statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants (as provided in XL Capital’s Report on Form 10-K filed with the SEC) for such fiscal year). Such financial statements present fairly, in all material respects, the consolidated financial position of XL Capital and its Subsidiaries as of such dates and its consolidated results of operations and cash flows for such periods in accordance with GAAP.

                        (vii) it is in compliance with all Requirements of Law except where such non-compliance could not reasonably be expected to have a Material Adverse Effect;

                        (viii) it has filed or caused to be filed all tax returns which are required to be filed by it, and has paid or has made provision for the payment of all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments it is contesting in good faith by appropriate proceedings and with respect to which it shall have set aside adequate reserves on its books or except to the extent that the failure to file any tax returns or pay or provide for any Taxes could not reasonably be expected to result in a Material Adverse Effect;

                        (ix) the Letters of Credit shall be used for reinsurance purposes only, and no part of the proceeds of any Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of such quoted terms under Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States or for any purpose which violates, or which would cause Lender to violate, the provisions of any such regulations; and

                        (x) it is not subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940, each as amended, or to any Federal or state statutes or regulations limiting its ability to incur the indebtedness contemplated under, or otherwise affecting the validity or enforceability of, the Credit Documents.

9.   Covenants:

Until the later of (a) the Expiration Date and (b) the date on which all obligations of Account Parties in respect of the Credit Documents are indefeasibly paid in cash in full and all Letters of Credit have expired or been released by the beneficiaries thereof and tendered to Lender for cancellation, Account Parties agree and covenant with Lender as follows:

                        (i) (A) within 135 days after the end of each fiscal year of each Account Party, except for XL America, and within 100 days after the end of each fiscal year in the case of XL America, such Account Party shall provide Lender with its annual, audited consolidated financial statements (it being understood that delivery to Lender of XL Capital’s Report on Form 10-K filed with the SEC shall satisfy the financial statement delivery requirements of this clause 9(i)) (A)); (B) within 60 days after the end of each of the first three fiscal quarters of each of its fiscal years each Account Party shall provide Lender with its quarterly unaudited consolidated financial statements (it being understood that delivery to Lender of XL Capital’s Report on 10-Q filed with the SEC shall satisfy the financial statement delivery requirement of this clause 9(i)(B)) and (C) each Account Party shall provide Lender with written notice of any Default or Event of Default.

                        (ii) The Account Parties shall comply with all Requirements of Law; provided that no Account Party shall be deemed in violation of this clause 9(ii) as a result of the failure to comply with any Requirement of Law which would not (A) result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would have a Material Adverse Effect or (B) otherwise affect the ability of such Account Party to perform its obligations under this Agreement;

                        (iii) The Account Parties shall (A) continue to engage in business of the same general type as now conducted by them (or now proposes to conduct), (B) preserve, renew and keep in full force and effect their respective corporate existences, (C) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses and (D) comply with their respective material contractual obligations;

                        (iv) XL Capital shall maintain at all times a claims-paying rating of at least “A” from A.M. Best & Co. (or any successor entity thereto) and XL Insurance and XL Re shall maintain at all times a rating of at least “A” from S&P;

                        (v) No Account Party shall, or permit any of its Subsidiaries to, at any time create, incur, assume or permit to exist any Indebtedness, except as otherwise permitted under Section 7.07 of the Existing Credit Agreement, or convey, sell, lease, transfer or otherwise dispose of, or create, assume or suffer to exist any Lien on, all or any material portion of its assets (in each case, whether in one transaction or in a series of transactions), except as otherwise permitted under Sections 7.02 and 7.03 of the Existing Credit Agreement;

                        (vi) No Account Party shall consolidate with, or merge into, any other Person (unless such Account Party is the surviving corporation and no Default or Event of Default shall have occurred and be continuing or result therefrom);

                        (vii) XL Capital will not permit (A) its ratio of (x) Total Funded Debt to (y) the sum of Total Funded Debt plus Consolidated Net Worth to be greater than 0.35:1.00 at any time and (B) its Consolidated Net Worth to be less than $5,000,000,000 at any time; and

                        (viii) each Account Party’s obligations hereunder shall rank pari passu with all other unsecured and unsubordinated indebtedness of such Account Party, including, without limitation, its obligations under the Existing Credit Agreement save (i) those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application; and (ii) with respect to XL Re only, those claims required to be preferred by and under the Bermuda Insurance Act 1978.

10.   Events of Default:

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the Credit Documents:

                        (i) if any Account Party shall (a) fail to reimburse any Reimbursement Amount when due and payable or (b) fail to pay interest, any fee or any other amounts due under the Credit Documents within 3 days of the date on which such payment of interest or other amount was due and payable;

                        (ii) if any Account Party or any of its Subsidiaries shall default (i) in any payment of principal of or interest on any other obligation for borrowed money in principal amount of $50,000,000 or more, or any payment of any principal amount of $50,000,000 or more under Hedging Agreements, in each case beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any such agreement (other than Hedging Agreements) under which any such obligation in principal amount of $50,000,000 or more is created, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to terminate its commitment under such agreement, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                        (iii) if any Account Party shall:

                (a)   commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any material part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

                (b)   suffer the commencement of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any material part of its property, and such involuntary case or other proceeding shall not be controverted by appropriate proceedings within 30 days of the commencement thereof or shall remain undismissed or undischarged for a period of 60 days; or suffer the entry of an order for relief or be adjudicated a bankrupt or insolvent under the bankruptcy, insolvency or similar laws of any competent jurisdiction;

                        (iv) if any representation, warranty or statement made by any Account Party in any Credit Document or in any certificate or financial statement furnished pursuant to, or in connection with, any Credit Document shall prove to have been incorrect, misleading or incomplete in any material respect when made or deemed made;

                        (v) if any Account Party shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed pursuant to Section 9(iii) through (vi) inclusive, or shall fail to perform or observe any other term, covenant or agreement on its part to be performed under any Credit Document (other than those covered by subsection 10(i)), and such failure shall continue unremedied for a period of 20 or more days after notice thereof from Lender to such Account Party;

                        (vi) if one or more judgments or decrees shall be entered against any Account Party or any of its Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by insurance) of $100,000,000 or more and all such judgments and decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

                        (vii) if there shall occur any of the events of default set forth in any Application, including the provisions of paragraph 5 thereof, provided, however, that to the extent any such event of default is inconsistent with the Events of Default under this Agreement, this Agreement shall control; or

                        (viii) if a Change of Control shall occur.

Upon the occurrence of any Event of Default (other than any Event of Default specified in subsection 10(iii) in respect of any Account Party), Lender may, by written notice to such Account Party, declare this Agreement canceled and/or declare all amounts outstanding under this Agreement and the Applications (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be immediately due and payable in full, whereupon this Agreement shall be canceled and/or such amounts shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default specified in subsection 10(iii) in respect of such Account Party, this Agreement automatically shall be canceled and all such amounts outstanding automatically shall become immediately due and payable in full, in each case without notice, presentment, demand, protest or other action of any kind, all of which are hereby expressly waived by such Account Party.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the immediately preceding paragraph, such Account Party shall at such time deposit in a cash collateral account (the “Collateral Account”) maintained by such Account Party with Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Collateral Account (and any and all funds and investments held therein) shall be held in the name of, and subject to the sole dominion and control of, Lender, as cash collateral for the reimbursement obligations of such Account Party in the event of any drawing under a Letter of Credit. Any and all amounts held in the Collateral Account shall be applied by Lender to satisfy such Account Party’s L/C Obligations for which Lender has not been reimbursed and to pay for drawings under Letters of Credit, and any unused portion of such amounts after all Letters of Credit shall have expired or been fully drawn upon and all L/C Obligations shall have been satisfied, shall be applied to repay other obligations of such Account Party under this Agreement and the other Credit Documents. Except as expressly provided in this Section, notice, presentment, demand, protest and any other action of any kind are hereby expressly waived by Account Parties.

Each Account Party hereby grants to Lender a security interest in, and right of set-off against, any and all funds and investments held in the Collateral Account from time to time and any instrument evidencing the foregoing to secure the obligations of such Account Party hereunder in respect of Letters of Credit, any and all reimbursement obligations arising in connection therewith and other obligations under this Agreement and the other Credit Documents.

Lender shall have the rights, powers and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York with respect to the funds and investments held in the Collateral Account from time to time. Account Parties shall take such actions from time to time as Lender may reasonably request to perfect and preserve the security interests provided for in this Agreement.

Lender shall release all funds and investments held in the Collateral Account to, or upon the order of, Account Parties (or as a court of competent jurisdiction may otherwise direct) upon the later to occur of the date that (i) this Agreement and the other Credit Documents terminate and (ii) all obligations of Account Parties under all Letters of

Credit and all L/C Obligations are satisfied and indefeasibly paid in full and such Letters of Credit have been cancelled or expired and all amounts drawn thereunder have been reimbursed in full.

The rights and remedies of Lender under this Agreement are in addition to, and not in substitution of, the rights and remedies Lender is entitled to exercise at law, in equity and under the other Credit Documents.

11.   Effectiveness of Agreement; Conditions Precedent:

The effectiveness of this Agreement is subject to receipt by Lender of a non-refundable fee, which fee shall be deemed fully earned when paid, in an amount equal to the Commitment multiplied by 0.05% per annum, and of each of the following, in form and substance satisfactory to it:

                        (i) a copy of the articles of incorporation or comparable organizational document of each Account Party, duly certified by the Secretary of State or comparable office of its jurisdiction of organization as of a recent date (if applicable);

                        (ii) a copy of the by-laws or comparable organizational document of each Account Party, duly certified by such Account Party’s Secretary or Assistant Secretary as in full force and effect;

                        (iii) a copy of each Account Party’s resolutions certified by the Secretary or Assistant Secretary of such Account Party authorizing such Account Party to enter into the transactions contemplated by the Credit Documents to which such Account Party is a party, including, without limitation, directing Lender to issue Letters of Credit for its account in the aggregate amount contemplated hereunder, and evidencing the authority of the officer(s) named therein to sign the Credit Documents and such other documents on behalf of such Account Party as Lender shall require;

                        (iv) a certificate of incumbency and specimen signatures of the authorized signers of the Credit Documents issued by the Secretary or Assistant Secretary of each Account Party;

                        (v) a legal opinion of counsel to Account Parties as to such matters as the Lender may reasonably request;

                        (vi) a letter from the process agent specified in Section 20 agreeing to act as agent for each of XL Capital, XL Insurance and XL Re for the purposes specified therein for the period through and including the Maturity Date; and

                        (vii) such other documents, instruments or agreements as Lender shall reasonably request.

Each utilization by an Account Party hereunder shall constitute a representation and warranty that (a) each of the representations and warranties made by such Account Party contained herein or in any other Credit Document shall be true and correct on and as of the date of such utilization as if made on and as of such date and (b) no Default or Event of Default exists (either immediately before or immediately after giving effect to such utilization).

An additional condition precedent to the issuance of each Letter of Credit is the receipt by Lender of a duly executed Application in respect of such Letter of Credit.

12.   Authorization to Debit; Right of Set-Off:

In the event any Account Party shall default in the payment of any amount due hereunder or under the other Credit Documents, Lender shall have the right to set off and apply any deposit, general or special, time or demand, provisional or final, at any time held or owing by any branch or office of Credit Lyonnais S.A. (or any successor entity thereto) to, or for the credit of, such Account Party.

13.   Indemnity:

Account Party agrees: (a) to pay or reimburse Lender for all reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under any Credit Document and any other document prepared in connection therewith (including, without limitation, reasonable fees and disbursements of counsel to Lender), (b) to pay, indemnify and hold Lender harmless from any and all liabilities with respect to, or resulting from any delay in paying, stamp, documentary and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any other related document, (c) to pay, indemnify and hold Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, any Credit Document or any other documents contemplated by or referred to therein or any action taken or omitted to be taken by Lender with respect to any of the foregoing (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that Account Parties shall have no obligation hereunder to Lender with respect to Indemnified Liabilities arising solely from the gross negligence or willful misconduct of Lender. Without prejudice to the survival of any other provision hereof, the obligations of Account Parties under this Section 13 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

14.   Governing Law:

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

15.   No Waiver; Severability; Integration; Counterparts:

The failure or delay by Lender to exercise any right, power or remedy under this Agreement or any other Credit Document or with respect to the indebtedness evidenced hereby or thereby shall not operate as a waiver thereof, nor shall the exercise of any single or partial right, power or remedy preclude any other or further exercise of the same or any other right, power or remedy. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Credit Documents constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

16.   Jurisdiction; Venue; Waiver of Jury Trial:

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State or federal court of the United States of America sitting in New York City, whether trial or appellate, in any action or proceeding arising out of, or relating to, this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court and consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to the Credit Documents in the courts of any jurisdiction.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR RELATING TO, ANY CREDIT DOCUMENT OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

17.   Successors and Assigns:

This Agreement shall be binding upon and inure to the benefit of Account Parties, Lender and their respective successors and assigns, including, without limitation, any such successor or assign of Credit Lyonnais New York Branch as a result of the sale, merger, partial merger, asset contribution or other consolidation of the corporate and investment banking business of Credit Lyonnais with or into Credit Agricole Indosuez pursuant to which Credit Agricole Indosuez will succeed to the rights and obligations of Credit Lyonnais hereunder and Credit Lyonnais will be released from the liabilities which are so assumed by Credit Agricole Indosuez, except that no Account Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender.

18.   Assignments; Pledges to Federal Reserve Bank:

Lender may, at any time and from time to time, assign to any branch, lending office or affiliate of Credit Lyonnais S.A. all or any part of its rights and obligations under the Credit Documents by notification thereof to the applicable Account Party.

Nothing herein shall prohibit Lender from pledging or assigning this Agreement to any Federal Reserve Bank in accordance with applicable law or to one or more NAIC Approved Lenders.

19.   Notices:

Any notice or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing unless otherwise provided herein and shall be directed, if to the Lender, at 1301 Avenue of the Americas, New York, New York 10019, Attn: Peter Rasmussen, facsimile number: (212) 261-3438; and if to any Account Party, to XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM11 Bermuda, Attn: Roderick Gray, facsimile number: (441) 296-6399, with a copy to Paul Giordano, General Counsel, facsimile number: (441) 295-4867, or in accordance with the latest unrevoked written direction from any party to the other parties hereto. For the purposes of both receiving information from the Lender or providing information to the Lender, XL Capital shall act as the agent for each other Account Party.

20.   Service of Process:

XL Capital, XL Insurance and XL Re shall appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011 (or any successor entity thereto) as process agent to receive service of process in any suit, action or proceeding relating to the Credit Documents. If for any reason such process agent is unable to act as such, the relevant Account Party will promptly notify the Lender and within thirty (30) days appoint a substitute process agent acceptable to the Lender. Nothing in this Agreement or any other Credit Document will affect the right of the Lender to serve process in any other manner permitted by law.

21.   Confidentiality:

The Lender agrees to keep confidential any information relating to the Account Parties received by it pursuant to or in connection with this Agreement which is information received from an Account Party relating to an Account Party or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by such Account Party; provided that, in the case of information received from an Account Party after the date hereof, such information is clearly identified at the time of delivery as confidential; provided, however, that this Section 21 shall not be construed to prevent the Lender from disclosing such information (i) to any of its employees, officers, directors, accountants, counsel or other agents or representatives (collectively, its “Representatives”); provided that Lender shall be liable for any breach of the terms of this Section 21 by such Representatives, (ii) upon the order of any court or administrative agency of competent jurisdiction, or as otherwise required by law or regulation, (iii) upon the request or demand of any regulatory agency or authority (including any Governmental Authority) having jurisdiction over the Lender which request or demand has the force of Law or is made by a bank regulatory agency, (iv) that has been publicly disclosed, other than from a breach of this provision by the Lender, (v) that has been obtained from any person that is not a party to this Agreement, but only to the extent that the Lender does not know or have reason to know that such disclosure violates a confidentiality agreement between such person and the applicable Account Party, (vi) in connection with the exercise of any right or remedy under any Credit Document, (vii) as expressly contemplated by the Credit Documents or (viii) to any prospective purchaser of all or any part of the interest of the Lender which shall agree in writing for the benefit of the Account Parties to be bound by the obligation of confidentiality in the Credit Documents if such prospective purchaser is a financial institution or has been consented to by the relevant Account Party, which consent shall not be unreasonably withheld.

22.   Joint and Several Obligation:

Each of XL Capital, XL Insurance, XL America and XL Re shall be jointly and severally liable for any obligation undertaken by any one of them under this Agreement and the other Credit Documents, and confirms and agrees for the benefit of Lender that Lender may seek to enforce such obligations against any one or all of them as Lender deems appropriate in its sole discretion.

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If the foregoing is acceptable, kindly acknowledge your agreement with the terms and conditions hereof by having one original copy of this Agreement signed by duly authorized officer(s) of Account Party (pursuant to its resolutions) and returned to Lender as soon as possible.

Yours truly,

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ Peter Rasmussen

	Name:	Peter Rasmussen

	Title:	First Vice President

Acknowledged and Agreed:

XL CAPITAL LTD

By:	/s/ Michael A. Siese

	Name:	Michael A. Siese

	Title:	SVP & Controller

XL AMERICA, INC.

By:	/s/ Charles Barr

	Name:	Charles F. Barr

	Title:	Secretary

XL INSURANCE (BERMUDA) LTD

By:	/s/ Christopher Coelho

	Name:	Christopher Coelho

	Title:	SVP & CFO

XL RE LTD

By:	/s/ Greg Hendrick

	Name:	Greg Hendrick

	Title:	President & CUO